Exhibit 5.1

Manatt, Phelps & Phillips, LLP

February 10, 2026

CVB Financial Corp.

701 North Haven Avenue

Ontario, California 91764

Attention: David A. Brager

Chief Executive Officer

Ladies and Gentlemen:

We have acted as counsel to CVB Financial Corp., a California corporation (the “Company”), in connection with the preparation and filing of the Company’s Registration Statement on Form S-4 (File No. 333–293102) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”), with respect to the merger (the “Merger”) of Heritage Commerce Corp (“Heritage”), a California corporation, with and into the Company in accordance with the terms and conditions of the Agreement and Plan of Reorganization and Merger (the “Merger Agreement”), dated as of December 17, 2025, by and between the Company and Heritage, for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), such number of shares of the common stock, without par value, of the Company (the “Common Stock”), issuable to former shareholders of Heritage upon consummation of the Merger to the extent necessary to comply with the terms of the Merger and the Merger Agreement (the “Shares”). This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with this opinion, we have examined the originals, or photostatic or certified copies, of the Merger Agreement, the Registration Statement, board resolutions, such other records of the Company and certificates of officers of the Company and of public officials, and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

We express no opinion as to matters governed by any laws other than the California Corporations Code in effect on the date hereof.

Manatt, Phelps & Phillips, LLP One Embarcadero Center, 30th Floor, San Francisco, CA 94111 Tel: 415.291.7400 Fax: 415.291.7474

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CVB Financial Corp.

February 10, 2026

Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued and delivered by the Company pursuant to the terms of the Merger Agreement and the Registration Statement and in accordance with the resolutions adopted by the board of directors of the Company, will be validly issued, fully paid and non-assessable.

This opinion is furnished to you in connection with the filing by the Company of the Registration Statement and may not be relied upon for any other purpose without our express written consent. No opinion may be implied or inferred beyond the opinion expressly stated. This opinion is given as of the date hereof, and we assume no obligation to advise you of any changes in applicable law or any facts or circumstances that come to our attention after the date hereof that may affect the opinion contained herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any amendments thereto and to the reference to our firm under the heading “Legal Matters” in the joint proxy statement/prospectus constituting a part of the Registration Statement. In giving this consent, we do not admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Manatt, Phelps & Phillips, LLP

Manatt, Phelps & Phillips, LLP